Issuer Free Writing Prospectus filed pursuant to Rule 433
supplementing the Preliminary Prospectus Supplement dated
April 10, 2014 and the Prospectus dated April 2, 2012
Registration No. 333-180521

VENTAS REALTY, LIMITED PARTNERSHIP

Fully and unconditionally guaranteed by Ventas, Inc.

Terms applicable to
$300,000,000 1.250% Senior Notes due 2017

Issuer:	Ventas Realty, Limited Partnership

Guarantor:	Ventas, Inc.

Aggregate Principal Amount:	$300,000,000

Final Maturity Date:	April 17, 2017

Public Offering Price:	99.815%, plus accrued and unpaid interest, if any, from April 17, 2014

Coupon:	1.250%

Yield to Maturity:	1.313%

Benchmark Treasury:	0.750% due March 15, 2017

Benchmark Treasury Yield:	0.763%

Spread to Benchmark Treasury:	T+55 bps

Interest Payment Dates:	April 17 and October 17, commencing October 17, 2014

Optional Redemption:

The redemption price for notes that are redeemed before April 17, 2017 will be equal to (i) 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to the date of redemption, plus (ii) a make-whole premium (T+10 bps).

Joint Book-Running Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
RBC Capital Markets, LLC

Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
J.P. Morgan Securities LLC
Credit Agricole Securities (USA) Inc.
TD Securities (USA) LLC
UBS Securities LLC

Co-Managers:	BBVA Securities Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Mitsubishi UFJ Securities (USA), Inc.
Morgan Stanley & Co. LLC
PNC Capital Markets LLC
Wells Fargo Securities, LLC

CUSIP / ISIN:	92277G AC1 / US92277GAC15

Denominations:	$1,000 x $1,000

Trade Date:	April 10, 2014

Settlement Date:	April 17, 2014 (T+5)

Form of Offering:	SEC Registered (Registration No. 333-180521)

Terms applicable to
$400,000,000 3.750% Senior Notes due 2024

Issuer:	Ventas Realty, Limited Partnership

Guarantor:	Ventas, Inc.

Aggregate Principal Amount:	$400,000,000

Final Maturity Date:	May 1, 2024

Public Offering Price:	99.304%, plus accrued and unpaid interest, if any, from April 17, 2014

Coupon:	3.750%

Yield to Maturity:	3.834%

Benchmark Treasury:	2.750% due February 15, 2024

Benchmark Treasury Yield:	2.634%

Spread to Benchmark Treasury:	T+120 bps

Interest Payment Dates:	May 1 and November 1, commencing November 1, 2014

Optional Redemption:

The redemption price for notes that are redeemed before February 1, 2024 will be equal to (i) 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to the date of redemption, plus (ii) a make-whole premium (T+20 bps). The redemption price for notes that are redeemed on or after February 1, 2024 will be equal to 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to the date of redemption, and will not include a make-whole premium.

Joint Book-Running Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
RBC Capital Markets, LLC

Senior Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
J.P. Morgan Securities LLC
Credit Agricole Securities (USA) Inc.
TD Securities (USA) LLC
UBS Securities LLC

Co-Managers:	BBVA Securities Inc.
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
Mitsubishi UFJ Securities (USA), Inc.
Morgan Stanley & Co. LLC
PNC Capital Markets LLC
Wells Fargo Securities, LLC

CUSIP / ISIN:	92277G AD9 / US92277GAD97

Denominations:	$1,000 x $1,000

Trade Date:	April 10, 2014

Settlement Date:	April 17, 2014 (T+5)

Form of Offering:	SEC Registered (Registration No. 333-180521)

Additional Changes to the Preliminary Prospectus Supplement:

On an as adjusted basis, after giving effect to the sale of the notes offered hereby and the application of the net proceeds therefrom, as if each had occurred on December 31, 2013, we would have had approximately $9.6 billion of outstanding indebtedness (excluding unamortized fair value adjustment and unamortized discounts).

Ventas, Inc. and the issuer have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents that Ventas, Inc. and the issuer have filed with the SEC, including the prospectus supplement, for more complete information about Ventas, Inc., the issuer and this offering.  You may get these documents for free by visiting the SEC Web site at www.sec.gov.  Alternatively, Ventas, Inc., the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the accompanying prospectus supplement if you request it by contacting: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by calling 1-800-831-9146 or by emailing batprospectus@citi.com; or RBC Capital Markets, LLC, Three World Financial Center, 200 Vesey Street, New York, New York 10281, Attn: Debt Capital Markets or by calling 1-866-375-6829 or by emailing usdebtcapitalmarkets@rbccm.com.